Exhibit 23.2

220 North Main Street Suite 600

Davenport, IA 52801

563.324.3246

www.L-WLaw.com

March 18, 2026

Consent of Lane & Waterman LLP

We consent to the use of our Iowa tax opinion dated as of March 18, 2026, addressed to John Deere Capital Corporation, John Deere Receivables LLC, Deutsche Bank Trust Company Delaware, U.S. Bank Trust Company, National Association, RBC Capital Markets, LLC, BofA Securities, Inc., Citigroup Global Markets Inc., MUFG Securities Americas Inc., TD Securities (USA) LLC, SG Americas Securities, LLC, Moody’s Investors Service, Inc., and Fitch Ratings, Inc. for filing as an exhibit to the Form 8-K of John Deere Owner Trust 2026, dated as of March 18, 2026.

Very truly yours,

/s/ Lane & Waterman LLP

LANE & WATERMAN LLP